Exhibit 2(d)



		NEITHER THE WARRANTS EVIDENCED HEREBY, NOR
THE SHARES ISSUABLE UPON EXERCISE OF THESE WARRANTS,
HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
	AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT

           	WARRANT CERTIFICATE

To Subscribe for and Purchase Common Stock, $.0001 Par Value, of

	NEWCHECK CORPORATION
d/b/a  Productivity Solutions, Inc.


	THIS CERTIFIES that, for value received, ELECTRONIC RETAILING SYSTEMS INTERNATIONAL INC., a Delaware corporation (hereinafter referred to as "ERS"), or its registered successors or assigns, is the owner of the Warrant evidenced hereby, which entitles the owner thereof to purchase from NEWCHECK CORPORATION d/b/a Productivity Solutions, Inc., a Delaware corporation (hereinafter referred as the "Company"), at any time during the period commencing on the earlier of (x) February 11, 2001, or
(y) ten days prior to any Participation Event (as hereinafter defined), in each case through 5:00 p.m. New York time, February 11, 2010, 1,110,000 fully paid and nonassessable shares of common stock, $.0001 par value (hereinafter referred to as the "Common Stock"), of the Company, subject to adjustment from time to time pursuant to the provisions hereinafter set forth at the initial price of $.001 per share (hereinafter referred to as the "Exercise Price"), subject to the conditions hereinafter set forth. For purposes hereof the term "Participation Event" shall have the meaning assigned and ascribed to such term in the Certificate of Designation of the Series C Convertible Preferred Stock, $.0001 par value, of the Company filed with the Secretary of State of Delaware, as may from time to time be amended.

	This Warrant Certificate is subject to the following provisions, terms and conditions:

1. The Warrant evidenced hereby may be exercised by the registered holder hereof, in whole or in part, by the surrender of this Warrant Certificate, duly endorsed (unless endorsement is waived by the Company), at the principal executive office of the Company, 8400 Baymeadows Way, Suite 12, Jacksonville, Florida 32256 and upon payment to it by certified or official bank check or checks of the purchase price of the shares of Common Stock purchased. The Company agrees that the shares of Common Stock so purchased shall be deemed to be issued to the registered holder hereof on the date on which this Warrant Certificate shall have been surrendered and payment made for such shares as aforesaid. The certificates for such shares shall be delivered to the registered holder hereof within a reasonable time, not exceeding five business days, after the Warrant evidenced hereby shall have been exercised, and a new Warrant Certificate evidencing the Warrant remaining unexercised shall also be issued to the registered holder within such time unless such Warrant has expired. No fractional shares of capital stock of the Company, or scrip for any such fractional shares, shall be issued upon the exercise of the Warrant. Instead of any fractional shares of Common Stock which would otherwise be issuable upon exercise of the Warrants evidenced hereby (or portion hereof), the Company shall pay a cash adjustment in respect of such fractional share of Common Stock in an amount equal to the same fraction of the then current fair value of a share of Common Stock, as determined in good faith by the Board of Directors of the Company.

	2.	The number and kind of shares of Common Stock of the
Company subject to the Warrant evidenced hereby, and the Exercise
Price, shall be subject to adjustment as follows:

		(a)	Upon each adjustment of the Exercise Price as
provided herein, the holder of the Warrant evidenced hereby shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares of Common
Stock (calculated to the nearest tenth of a share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

(b) In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares of Common Stock, the Exercise Price in effect immediately prior to such combination shall be proportionately increased. In case the Company shall declare a dividend or make any other distribution upon any stock of the Company payable in Common Stock, stock or securities exchangeable for or convertible into Common Stock (hereinafter referred to as "Convertible Securities"), or rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any Convertible Securities (hereinafter referred to as "Options"), whether or not then exercisable, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued in a subdivision of outstanding shares as aforesaid. For purposes of the foregoing, the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities and the exercise of such Options shall be deemed to have been issued; provided however, that at the time any such Options or Convertible Securities expire unexercised or unconverted the Exercise Price shall be readjusted to the Exercise Price that would have been obtained if such Options or Convertible Securities had never been issued as to such Common Stock.

	3.	If any consolidation or merger of the Company with
another corporation after the Issuance Date, or the sale of all or substantially all of its assets to another corporation shall be effected after the Issuance Date (as hereinafter defined) or in case of any capital reorganization or reclassification of the capital stock of the Company, then, as a condition of such consolidation, merger or sale, reorganization or reclassification, lawful and adequate provision shall be made whereby the holder of this Warrant Certificate shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the Warrant evidenced hereby, such shares of stock, securities or assets as may be issuable or payable with respect to or in exchange for a number of outstanding shares of Common Stock of the Company equal to the number of shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of one Warrant evidenced hereby had such consolidation, merger, sale, reorganization, or reclassification not taken place, and in any such case appropriate provision shall be made with respect to the rights and interest of the registered holder of this Warrant Certificate to the end that the provisions hereof (including without limitation provisions for adjustment of the Exercise Price) shall thereafter be applicable, as nearly as may be, in relation of any shares of stock, securities or assets thereafter deliverable upon the exercise of the Warrant evidenced hereby.

	4.	For purposes of this Warrant Certificate, the term
"Common Stock" shall mean shares of the common stock, $.0001 par value, of the Company, and shall also include any shares of capital stock of any class of the Company hereinafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary liquidation, dissolution or winding-up of the Company; provided, however, that the shares of Common Stock receivable upon exercise of the Warrant evidenced hereby shall include only shares of Common Stock as constituted on February 9, 2000 (herein referred to as the "Issuance Date") including any stock into which it may be changed, reclassified or converted.

5. Upon any adjustment of the Exercise Price or the number of shares of Common Stock subject to the Warrant evidenced hereby, then and in each such case the Company shall give written notice thereof, by first class mail, postage prepaid, to the holder hereof, which notice shall state the Exercise Price and/or the number of shares of Common Stock subject to the Warrant evidenced hereby resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

	6.	In case at any time:

		(i) the Company shall declare to the holders of its shares of Common Stock any cash dividend;

		(ii) the Company shall declare any dividend upon its shares of Common Stock payable in stock or make any special dividend or other distribution (other than a cash dividend to the holders of its shares of Common Stock);

		(iii) the Company shall offer for subscription pro rata to the holders of its shares of Common Stock any additional shares of stock of any class or other rights;

		(iv) there shall be any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with, or sale of all or substantially all its assets to, another corporation; or

		(v) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, in any one or more of said cases, the Company shall give written notice, by first class mail, postage prepaid, to the holder hereof, of the date on which (A) the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights, or (B) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of shares of Common Stock of record shall participate in such dividend, distribution or subscription rights or shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, as the case may be. Such written notice shall be given at least 30 days prior to the action in question and not less than 30 days prior to the record date or the date on which the Company's transfer books are closed in respect thereto.

6. The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of its issue upon the exercise of the Warrants evidenced hereby as herein provided, such number of shares of Common Stock as shall then be issuable upon the exercise of the Warrant evidenced hereby. The Company shall not take any action which results in any adjustment of the Exercise Price if the total number of shares of Common Stock issued and issuable after such action upon exercise of the Warrant evidenced hereby would exceed the total number of shares of Common Stock then authorized by the Certificate of Incorporation of the Company.

	8.	The issuance of certificates of shares for Common
Stock upon the exercise of the Warrants evidenced hereby shall be made without charge to the holders of such Warrant for any issuance tax in respect thereto; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Warrant evidenced hereby.

	9.	The Company will at no time close its transfer books
against the transfer of any shares of Common Stock Company issued or issuable upon the exercise of the Warrant evidenced hereby in any manner which interferes with the timely exercise of such Warrant conversion.

	10.	Upon issuance, the shares of Common Stock issuable
hereunder shall be subject to the registration rights set forth in the Amended and Restated Registration Rights Agreement dated the Issuance Date among the Company, ERS and the other parties signatory thereto, and entitled to the benefits of the Amended and Restated Securityholders Agreement dated the Issuance Date among the Company, ERS and the other parties signatory thereto, to the same extent as if the provisions of said Agreement were reproduced in their entirety in this Warrant Certificate.

	11.	The person in whose name this Warrant Certificate is
registered shall be deemed the owner hereof and of the Warrant evidenced hereby for all purposes. The registered holder of this Warrant Certificate shall not be entitled to any rights whatsoever as a stockholder of the Company except as herein provided.

	12.	Upon receipt by the Company of evidence satisfactory
to it of the loss, theft, destruction or mutilation of this Warrant Certificate, and (in case of loss, theft or destruction) of indemnity reasonably satisfactory to it, and upon surrender and cancellation of this Warrant Certificate, if mutilated, the Company, upon reimbursement to it of all reasonable expenses incidental thereto, will make and deliver a new Warrant
Certificate, of like tenor, in lieu of this Warrant Certificate.

	13.	This Warrant Certificate and the Warrant evidenced
hereby may not be transferred unless such transfer would not result in a violation of the provisions of the Securities Act of 1933. Any transfer of this Warrant Certificate and the Warrant evidenced hereby, in whole or in part, shall be effected upon surrender of this Warrant Certificate, duly endorsed (unless endorsement is waived by the Company), at the principal office or agency of the Company referred to in paragraph 1.

	14.	All notices, requests or instructions hereunder shall
be in writing and delivered personally or sent by registered or certified mail, postage prepaid or by overnight express mail by a nationally recognized overnight mail carrier as follows:

(1) if to the Company:

NewCheck Corporation
8400 Baymeadows Way, Suite 12
Jacksonville, Florida 32256

Attention: Chief Executive Officer

Telecopy Number: (904) 739-0905

		(2) 	if to the holder of the Warrants evidenced
hereby:

			488 Main Avenue
			Norwalk, Connecticut 06851

			Attention:  Michael Persky

			Telecopy Number: (203) 849-2616


Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt.

	IN WITNESS WHEREOF, NewCheck Corporation has caused this
Warrant Certificate to be signed by its duly authorized officers and this Warrant Certificate to be dated as of February 9, 2000.

ATTEST:				     	         NEWCHECK CORPORATION
               	     					d/b/a Productivity Solutions, Inc.


s/Edward T. McGann		   	By s/Thomas W. Wilson, Jr.
--------------------		     --------------------------------
Secretary					             President and Chief Executive
                    						 Officer

	FORM OF EXERCISE

	(to be executed by the registered holder hereof)


The undersigned hereby exercises its Warrant so as to subscribe
for and purchase    shares of common stock, $.0001 par value
("Common Stock"), of NewCheck Corporation evidenced by the within Warrant Certificate and herewith makes payment of the purchase price in full. Kindly issue certificates for shares of Common Stock in accordance with the instructions given below. The certificate for the unexercised balance of the Warrant evidenced by the within Warrant Certificate, if any, will be registered in the name of the undersigned.

Dated:



Instructions for registration of stock



Name (please print)


Social Security or Other Identifying Number:





Address:


Street



City, State and Zip Code